Exhibit 99.1

Interactive Intelligence Reports Third Quarter Financial Results; Record Revenue for Nine-Month Period

INDIANAPOLIS, Oct. 21, 2003 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of software for IP telephony, contact center automation and unified communications, today reported revenue of $12.1 million for the third quarter ended Sept. 30, 2003. This is an improvement compared to revenue of $11.9 million reported in the third quarter of 2002.

Net loss for the third quarter of 2003 was $1.0 million, or $0.07 per share, an improvement compared to the $1.6 million net loss, or $0.10 per share, reported in the third quarter of 2002.

For the nine months ended Sept. 30, 2003, Interactive Intelligence recognized a record $38.6 million in revenue, an improvement of $2.7 million, or 7 percent compared to the same period in 2002. Net loss for the first nine months of 2003 was $4.6 million, or $0.30 per share, an improvement compared to the net loss of $5.6 million, or $0.37 per share, reported for the first nine months of 2002.

Net loss for the first nine months of 2003 on a pro forma basis was $1.5 million, or $0.09 per share, an improvement compared to the $5.0 million pro forma net loss, or $0.32 per share, reported for the first nine months of 2002.

Pro forma results for all periods exclude restructuring expenses and exit costs related to relocating Interactive Intelligence's worldwide headquarters. Interactive Intelligence believes that these pro forma results are meaningful because they exclude certain expenses that are not indicative of the ongoing cost of operations. Consequently, the company establishes internal performance targets and analyzes performance based primarily on such pro forma results.

“We’re pleased with the progress we’ve made in our Q3 and YTD financial results,” said Dr. Donald E. Brown, president and chief executive officer of Interactive Intelligence. “Our expenses in Q3 were at their lowest level in nearly three years, and we remain on track for record annual revenue in 2003. With a major product upgrade coming in Q4, and rapidly growing interest in our IP-based product line, we’re looking forward to continued improvement in the fourth quarter and beyond.”

In Q3, Interactive Intelligence increased new contracted customer business by more than 50 percent compared to last quarter. Among its new customers were Finish Line, FirstWorld Connect, Insite Support Services and National Vitamin Company. Follow-on business in Q3 included orders from AIG Credit Card, Dollar Bank, IQuest, Park Place Entertainment, Pizza Pizza, Pulte Mortgage and many others.

In a market first, Interactive Intelligence announced support of Intel’s HMP software, which is designed to significantly reduce the cost of IP-based installations by eliminating system requirements for specialized servers and voice boards.

“The all-software version of our product line marks a first in the industry and we expect it to further differentiate us in the fast-growing voice over IP market,” Brown said.

To further fuel demand for its software, the company launched a free SIP proxy server that adds intelligent routing capabilities to its entire IP-based product line.  In recognition of advancements made to Interactive Intelligence's IP PBX, Enterprise Interaction Center® (EIC), Internet Telephony Magazine awarded it Editor's Choice in Q3.

The company finished off the quarter by holding its first industry analyst and consultant summit in September.  The summit was designed to educate attendees about Interactive Intelligence and its products in order to assist them with their clients' purchase decisions. Approximately 30 top-tier firms participated in the event, including attendees from Gartner, Inc., Yankee Group and Vanguard Communications Corp.

Interactive Intelligence is hosting a conference call to discuss third quarter results today at 4:30 p.m. Eastern time (EDT) featuring Dr. Brown and the company’s chief financial officer, Keith A. Midkiff. There will be a live question-answer session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1 800.290.2715 at least five minutes prior to the start of the call. Ask for the conference call by the following name, “Interactive Intelligence Third Quarter Earnings Call.”  The teleconference will also be broadcast live on the investor relations’ page of the Interactive Intelligence Web site at http://www.ININ.com. An archive of the teleconference will be posted for playback following the call.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of software for IP telephony, contact center automation and unified communications. The company was founded in 1994 and has more than 1,000 customers worldwide. Awards include Software Magazine’s 2002 Top 500 Global Software and Services Companies, the Deloitte & Touche 2002 Technology Fast 500, Network Computing Magazine’s 2003 Editor’s Choice, and Internet Telephony Magazine’s 2003 Editor’s Choice. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis, Ind. The company has 12 offices throughout North America, Europe and Asia. Its telephone number is +1 317.872.3000; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry, volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

The non-GAAP financial measure (net loss excluding restructuring and other charges) presented in the text of this press release and accompanying supplementary financial information represents a financial measure used by the company’s management to evaluate the quarterly operating performance of the company. The company’s management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of our business because it excludes expenses (related to the restructuring of the company’s operations and relocation of its worldwide headquarters) that are not indicative of the ongoing costs of operations. Please see the attached statement of operations for reconciliation of our non-GAAP net loss number to our GAAP net loss number for the periods presented.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Copyright © 2003 Interactive Intelligence Incorporated.  All rights reserved.

Contact(s):
Keith A. Midkiff, Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8135
keith.midkiff@inin.com

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Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$15,094	$15,244
Accounts receivable, net	7,151	9,047
Prepaid expenses and other current assets	1,705	2,243
Total current assets	23,950	26,534

Property and equipment, net	6,300	7,586

Other assets, net	725	1,046
Total assets	$30,975	$35,166

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,539	$4,198
Deferred software revenues	9,078	12,102
Deferred services revenues	11,561	9,882
Total current liabilities	26,178	26,182

Total shareholders’ equity	4,797	8,984
Total liabilities and shareholders’ equity	$30,975	$35,166

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenues:
Software	$5,684	$6,753	$20,077	$22,049
Services	6,455	5,147	18,553	13,924
Total revenues	12,139	11,900	38,630	35,973

Costs and expenses:
Costs of software	254	273	871	737
Costs of services	2,962	2,920	9,402	8,808
Sales and marketing	5,028	5,189	15,145	15,929
Research and development	3,322	3,739	10,289	11,357
General and administrative	1,546	1,369	4,358	4,247
Restructuring and other charges	34	—	3,172	682
Total costs and expenses	13,146	13,490	43,237	41,760
Operating loss	(1,007)	(1,590)	(4,607)	(5,787)

Interest income, net	36	86	132	319
Loss before income taxes	(971)	(1,504)	(4,475)	(5,468)

Income taxes	54	50	150	179

Net loss	$(1,025)	$(1,554)	$(4,625)	$(5,647)

Net loss per share:
Basic and diluted	$(0.07)	$(0.10)	$(0.30)	$(0.37)

Shares used to compute net loss per share:
Basic and diluted	15,638	15,453	15,601	15,396

Reconciliation of net loss to pro forma net loss (without restructuring and other charges)

Net loss	$(1,025)	$(1,554)	$(4,625)	$(5,647)
Add back restructuring and other charges	34	—	3,172	682
Pro forma net loss	$(991)	$(1,554)	$(1,453)	$(4,965)

Pro forma net loss per share:
Basic and diluted	$(0.06)	$(0.10)	$(0.09)	$(0.32)

Shares used to compute pro forma net loss per share:
Basic and diluted	15,638	15,453	15,601	15,396